Exhibit 10.2
March 20, 2023

Dustin Semach

Dear Dustin,

This letter shall serve as an amendment to the letter, dated March 15, 2023, to you from Sealed Air Corporation (the “Company”) related to the terms of our offer of employment to you (the “Offer Letter”). The first paragraph in the Offer Letter shall be deleted and replaced in its entirety with the first paragraph set forth below. All other terms and conditions of the Offer Letter will remain unchanged and in full force and effect.

1.    Start Date, Position and Duties. Your start date will be April 17, 2023. You will have the title of Chief Financial Officer-Designate of the Company, becoming Chief Financial Officer of the Company effective on the first business day after we file our Form 10-Q for the quarterly period ended March 31, 2023. Upon effectiveness of your appointment as Chief Financial Officer and for no additional compensation, you will also serve as interim principal accounting officer of the Company while the Company names a permanent replacement to fill that role. In those positions, you will report to the Chief Executive Officer of the Company and will perform such services for the Company and its subsidiaries as are customarily associated with such positions and as may reasonably be assigned to you by the Chief Executive Officer.

Dustin, we continue to be most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Edward L. Doheny II
Edward L. Doheny II
President and Chief Executive Officer

/s/ Dustin Semach
Dustin Semach